Exhibit 10.1

PURCHASE AGREEMENT AND SECOND AMENDMENT
TO NOTE PURCHASE AGREEMENT

PURCHASE AGREEMENT AND SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT, dated as of August 28, 2007 (this “Second Amendment”), by and among Navtech Systems Support Inc., an Ontario corporation (the “Company”), Navtech, Inc., a Delaware corporation (“Parent”), ABRY Mezzanine Partners, L.P., a Delaware limited partnership (“AMP”), and ABRY Investment Partnership, L.P., a Delaware limited partnership (“AIP” and, together with AMP, the “Purchasers”).

INTRODUCTION

The Company and the Purchasers are parties to a Note Purchase Agreement dated as of November 22, 2005, as amended by that certain First Amendment to Note Purchase Agreement dated February 26, 2007 (the “First Amendment”) and modified by that certain Waiver Agreement dated as of June 6, 2007 (as so amended and modified, the “Note Purchase Agreement”), pursuant to which, among other things, the Company issued certain Notes to the Purchasers.  Each capitalized term that is used and not otherwise defined in this Second Amendment has the meaning that the Note Purchase Agreement assigns to that term.  Each Purchaser is the holder of the Notes initially issued to it pursuant to the Note Purchase Agreement.

The Company has requested the holders of the Notes to (i) permit the Company to issue additional Tranche B Notes in the aggregate principal amount of up to $4.0 million, (ii) waive an Event of Default under Section 9A(v) of the Note Purchase Agreement resulting from the Company’s failure to timely deliver copies of certain financial information and officer compliance certificates to the holders of the Notes pursuant to and in accordance with section 4D of the Note Purchase Agreement, and (iii) amend certain terms of the Note Purchase Agreement, each as more fully set forth herein.  In addition, the Company has requested that AMP purchase the additional Tranche B Notes described in clause (i) above.  In consideration for AMP’s agreement to purchase such additional Tranche B Notes, Parent has agreed to issue to AMP a stock purchase warrant evidencing the right to purchase 0.60% of Parent’s common stock, par value $0.001 per share (the “Common Stock”), calculated on a fully-diluted basis assuming the conversion, exercise and exchange of all outstanding securities convertible into or exchangeable for shares of the  Common Stock and as more fully described on the capitalization table of the Parent attached hereto as Schedule I.

The Company, Parent and the Purchasers have agreed to issue additional securities, amend certain terms of the Note Purchase Agreement and waive certain Events of Default under the Note Purchase Agreement upon the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and the Purchasers hereby agree as follows:

1.             Authorization, Purchase and Sale of Notes and Warrants.

(a)                                  The Company has authorized the issuance and sale of an additional tranche of its 13.0% Senior Subordinated Notes due 2011 in an aggregate principal amount of up to $4.0 million, each in the form of the attached Exhibit A (the “2007 Tranche B Notes”), which shall consist of (i) a 2007 Tranche B Note in the aggregate principal amount of $2.1 million to be issued as of the date hereof (the “2007 Tranche B Note-A”), and (ii) a 2007 Tranche B Note in the aggregate principal amount of up to $1.9 million to be issued no later than August 22, 2008 (“2007 Tranche B Note-B”), which issuance of the 2007 Tranche B Note-B shall be subject to the conditions set forth in Section 2 below; and

(b)                                 Parent has authorized the issuance and sale of its stock purchase warrants evidencing the right to purchase up to 42,958 shares of Common Stock (herein, together with any stock purchase warrants issued in exchange therefor or replacement thereof, called the “2007 Warrants” and, together with the 2007 Tranche B Notes, the “New Securities”).  The 2007 Warrants are to be substantially in the form of Exhibit B attached hereto.  The period during which the Warrants may be exercised and the amount to be paid upon exercise for the shares of Common Stock upon exercise are, among other things, set forth in the 2007 Warrants.  The 2007 Warrants and the shares of Common Stock underlying the 2007 Warrants shall constitute (i) “Warrants” and “Warrant Shares” as such terms are defined in that certain Warrant Agreement dated as of November 22, 2005 by and among the Parent and the Purchasers (the “Warrant Agreement”), and (ii) “ABRY Warrants” as such term is defined in that certain Registration Rights Agreement dated November 25, 2007 by and among Parent, the Purchasers and the other investors set forth therein (the “Registration Rights Agreement”) and the holders of the 2007 Warrants shall be entitled to all of the rights and benefits, and shall be subject to any and all obligations, of a warrantholder under the Warrant Agreement and the Registration Rights Agreement.  The Purchasers, the Company and Parent agree that the Transaction Agreements are hereby deemed amended in all respects as may be necessary in order to give effect to the foregoing sentence.

(c)                                  The Company and Parent, respectively, agree to issue and sell to AMP, and AMP agrees to purchase, on the date hereof, the 2007 Tranche B Note-A and the 2007 Warrants, for aggregate consideration equal to $2,100,000, payable by wire transfer of immediately available funds to an account specified by the Company.  If the Company gives AMP a written notice requesting that AMP purchase the 2007 Tranche B Note-B (a “Purchase Notice”), then on the date specified in such Purchase Notice, the Company will sell to AMP, and AMP will purchase from the Company, the 2007 Tranche B Note-B for aggregate consideration equal to initial principal amount of the 2007 Tranche B Note-B (which amount will be specified in the Purchase Notice and will not exceed $1,900,000), payable by wire transfer of immediately available funds to an account specified by the Company.  The purchase and sale of the 2007 Tranche B Note-B is referred to as the “2008 Closing”).

2.             Conditions to the issuance of the 2007 Tranche B Note-B.  The obligation of the Purchasers to issue the 2007 Tranche B Note-B is subject to the following conditions:

(i)            immediately before and after giving effect to the issuance of the 2007 Tranche B Note-B no Event of Default or Potential Event of Default shall exist and be continuing;

(ii)           the Leverage Ratio, calculated as of the 2008 Closing Date and as if June 30, 2008 were the last day of the then most-recently-ended Fiscal Quarter (computed on a pro forma basis after giving effect to the issuance of the 2007 Tranche B Note-B and any substantially concurrent application of the proceeds thereof to pay the contingent payment due and payable to SAS on August 31, 2008), shall not exceed 6.65 to 1.0;

(iii)          receipt by the Purchasers of a certificate from the President or Chief Financial Officer of the Company certifying to the amount of the contingent payment due and payable to SAS on August 31, 2008;

(iv)          not fewer than five (5) days shall have elapsed since the Company made the deliveries required by Section 4D(i) of the Note Purchase Agreement for the month ending on June 30, 2008;

(v)           not fewer than twelve (12) business days (as that term is defined in Section 10H of the Note Purchase Agreement shall have elapsed since the Company delivered the Purchase Notice;

(vi)          each of the representations and warranties set forth in Section 3 of this Second Amendment shall be true and correct as of the time of the 2008 Closing, as if made at such time; and

(vii)         the Company shall have delivered to AMP a certificate to the effect that each of the conditions set forth in clauses (i), (ii) and (vi) above is satisfied.

3.             Representations and Warranties.  As a material inducement to enter into this Second Amendment (and, in the case of AMP, to agree to purchase the 2007 Tranche B Notes), the Company and Parent hereby represent to the Purchasers as follows:

(a)                                  Organization and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, Canada, Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a Material Adverse Effect.

(b)                                 Capital Stock and Related Matters.  All of the issued and outstanding Equity Securities of the Company are owned by the Parent, free and clear of any Lien (other than Permitted Liens), and not subject to any option or right to purchase any such shares.  The attached Schedule I is a correct and complete description of the Equity Securities of Parent outstanding as of the date hereof, after giving effect to the issuance of the 2007 Warrants.

(c)                                  Authorization; Non-contravention.  The execution, delivery and performance of the New Documents (as defined below) to which the Company or Parent is a party and the issuance of the New Securities have been duly authorized by the Company and/or Parent, as applicable.  Each of the New Documents to which the Company or Parent is a party constitutes a valid and binding obligation of the Company or Parent (as applicable), enforceable against it in accordance with its terms, except as may be limited by the equitable remedies of specific performance, other equitable remedies or principles or Laws governing creditors’ rights generally.  Neither the execution and the delivery of any New Document nor the consummation of the transactions contemplated hereby or thereby (including the issuance of the New Securities), (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which any member of the Company Group is subject, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, or any provision of the constitutive documents or by-laws of the Company or any Subsidiary, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, or cancel, any material and written agreement, contract, lease, license or instrument to which any member of the Company Group is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets, other than Permitted Liens).  No member of the Company Group is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Government Entity or any other Person for it to consummate the transactions contemplated by the New Documents, except for such as have been made or obtained and except as may be required by applicable Laws.  The term “New Documents” means this Agreement, the Guaranty Acknowledgement, the 2007 Tranche B Notes and the 2007 Warrants.

(d)                                 No Material Adverse Change.  Except as disclosed in the Public Reports, since the date of the Note Purchase Agreement, there has been no Material Adverse Effect.

(e)                                  SEC Filings.  Since November 22, 2005, Parent has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (such reports collectively, the “Public Reports”, and each a “Pubic Report”).

Each of the Public Reports as of its date complied with the Securities Act or the Exchange Act, as applicable, and the rules promulgated thereunder or pursuant thereto in all material respects.  None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent that a Public Report was corrected by a Public Report subsequently filed with the SEC.  Each required form, report and document containing financial statements that Parent has filed with or submitted to the SEC since that date of the Note Purchase Agreement was accompanied by the certifications required to be filed or submitted by the Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act, and no such certificate has been modified or withdrawn.  Neither any member of the Company Group nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

4.             Amendment to Definition of Accrued Amount.  The definitions of “Accrued Amount” and “Consolidated EBITDA” in Section 1A of the Note Purchase Agreement are hereby amended by deleting them in their entirety and replacing them with the following new definitions in the appropriate alphabetical order:

““Accrued Amount”  means, for any Note at any time, the principal amount of such Note, plus accrued and unpaid interest thereon, provided, however, that for the purpose of calculating the Leverage Ratio in Section 4F, the Accrued Amount shall not include (i) interest on the Notes that has accrued since the most-recent interest payment date (as defined below) that the Company is required to pay in cash on the next interest payment date, unless any interest on the Notes that is then due and payable has not been paid or (ii) interest on the Notes that was previously deferred, which the Company has paid in cash pursuant to and in accordance with the terms of Section 1 of the Notes.  As used in the preceding sentence, “interest payment date” means any May 1 or November 1.

“Consolidated EBITDA” means, for any 12-month period, the Consolidated earnings of the Company Group for such period before any provision for (i) interest expense paid in cash for such period, (ii) amounts in respect of depreciation and amortization for such period and (iii) taxes in respect of income and profits, including without limitation, all taxes based on taxable income and all other corporate franchise, capital stock, net worth and value added taxes assessed by any state, local, provincial and foreign governments for such period, minus distributions and one time gains during such period, plus any non-recurring extraordinary expenses, the exclusion of which from the calculation of operating income has not been objected to by the Company Group’s independent auditors or the addition of which the Majority Noteholders have approved for purposes of computing Consolidated EBITDA, all of the foregoing determined on a Consolidated basis in accordance with GAAP; provided that for the purposes of calculating Consolidated EBITDA hereunder, any income or losses associated with foreign exchange rates and any expenses associated with the issuance or exercise of any stock option, warrant or similar Equity Security issued by the Company Group shall be disregarded.”

5.             Amendment of Maximum Leverage Ratio Provision.  Section 4F(ii) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii)         Maximum Leverage Ratio.  The Company shall not permit the Leverage Ratio for the last day of any Fiscal Quarter to exceed the maximum Leverage Ratio specified below for such Fiscal Quarter:

Fiscal Quarter ending:	Leverage Ratio
July 31, 2007	6.25 to 1.0
October 31, 2007	6.80 to 1.0
January 31, 2008	7.30 to 1.0
April 30, 2008	6.80 to 1.0
July 31, 2008	6.80 to 1.0
October 31, 2008	6.70 to 1.0
January 31, 2009	6.25 to 1.0
April 30, 2009	5.80 to 1.0
July 31, 2009	5.50 to 1.0
October 31, 2009	5.25 to 1.0
January 31, 2010	4.75 to 1.0
April 30, 2010	4.50 to 1.0
July 31, 2010	4.25 to 1.0
October 31, 2010 and thereafter	3.75 to 1.0”

6.             Amendment to Financial Statements and Other Information.  Section 4D of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“4D Financial Statements and Other Information.  So long as any Notes remain outstanding, the Company shall deliver, whether or not the Parent is then required to file reports with the SEC pursuant to the terms of the Exchange Act, to each holder of Notes:

(i)            as soon as available but in any event within 45 days after the end of each calendar month in each Fiscal Year, unaudited consolidated statements of income of the Company Group for such month and for the period from the beginning of the Fiscal Year to the end of such month (and, for each calendar month ending on or after November 1, 2008, the unaudited balance sheet of the Company Group as of the end of such calendar month and the unaudited consolidated statement of cash flow for the Company Group for such month and for the period from the beginning of the Fiscal Year to the end of such month), and commencing with Fiscal Year 2008, setting forth comparisons to the Company Group’s annual budget and to the corresponding period in the preceding Fiscal Year, and all such items shall (a) be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, and (b) be certified on Parent’s behalf by an authorized officer of the Parent;

(ii)           as soon as available but in any event within 45 days after the end of each Fiscal Quarter in each Fiscal Year, unaudited consolidated statements of income, cash flows and stockholders’ equity of the Company Group for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company Group as of the end of Fiscal Quarter, setting forth in each case comparisons to the Company Group’s annual budget and to the corresponding period in the preceding Fiscal Year, and all such items shall (a) be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments, (b) be certified on Parent’s behalf by an authorized officer of the Parent and (c) accompanied by a compliance certificate executed on the Parent’s behalf by an authorized officer of the Parent (x) certifying compliance with the provisions of Section 4F(i) as of each Incurrence of Indebtedness during such Fiscal Quarter and (y) certifying and demonstrating in reasonable detail compliance with the provisions of Section 4F(ii) as of the end of such Fiscal Quarter; provided that delivery within the time period specified hereinabove of copies of the Parent’s Quarterly Report on Form 10-QSB prepared in compliance with the requirements of such Form 10-QSB and filed with the SEC shall be deemed to satisfy the requirements of this paragraph (ii); provided further that, notwithstanding the foregoing proviso, the Company shall be required to provide to the Purchasers the certificates described in clauses (b) and (c) above.

(iii)          within 90 days after the end of each Fiscal Year, audited consolidated statements of income, cash flows and stockholders’ equity of the Company Group for such Fiscal Year, and audited consolidated balance sheets of the Company Group as of the end of such Fiscal Year, setting forth in each case comparisons to the Company’s annual budget and to the preceding Fiscal Year, and all such items shall (a) be prepared in accordance with GAAP, and (b) be accompanied by (1) an opinion containing no material exceptions or qualifications (except for qualifications regarding specified contingent Liabilities) by Deloitte & Touche, LLP or other independent accounting firm of recognized national standing and (2) a copy of such firm’s annual management letter to the Parent; provided that delivery within the time period specified hereinabove of copies of the Parent’s Annual Report on Form 10-KSB prepared in compliance with the requirements of such Form 10-KSB and filed with the SEC shall be deemed to satisfy the requirements of this paragraph (iii); provided further that, notwithstanding the foregoing proviso, the Company shall be required to provide to the Purchasers the documents described in clause (b) above.

(iv)          promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of any member of the Company Group’s operations or financial affairs given to any member of the Company Group by its independent accountants (and not otherwise contained in other materials provided hereunder);

(v)           at least 5 days but not more than 90 days prior to the beginning of each Fiscal Year, and solely with respect to the 2008 Fiscal Year, within 60 days after the beginning of the 2008 Fiscal Year, an annual budget prepared on a monthly basis for the

Company Group for such Fiscal Year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof, any other significant budgets prepared by the Company Group and any revisions of such annual or other budgets;

(vi)          at any time that the ABRY Director (as defined in the Warrant Agreement) is not a member of the Board of Directors, promptly following the transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Parent sends to its stockholders generally or Board of Directors and copies of all prospectuses and disclosure documents, if any, which it files, or any of its officers or managers file with respect to the Company Group, with the SEC or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Parent to the public concerning material developments in the Company Group’s businesses; and

(vii)         as promptly as practicable, such other information and financial data concerning any member of the Company Group as any  such holder may reasonably request.

Documents required to be delivered pursuant to this Section 4D may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company delivers such documents electronically.  Each of the financial statements referred to in subparagraph (i), (ii) and (iii) shall be prepared in accordance with GAAP and shall fairly present in all material respects the financial position of the companies being reported upon as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments.”

7.             Waiver of Existing Events of Default.  Certain Events of Default have arisen under the Note Purchase Agreement as a result of the Company’s failure to timely deliver (i) copies of the monthly financial statements and officer certifications required pursuant to and in accordance with Section 4D(i) of the Note Purchase Agreement for each month from and after June 6, 2007 to the date hereof, and (ii) copies of the quarterly financial statements, compliance certificates and officer certifications required pursuant to and in accordance with Section 4D(ii) of the Note Purchase Agreement for each Fiscal Quarter from and after June 6, 2007 to the date hereof (collectively, the “Existing Events of Default”).  The holders of the Notes hereby waive the Existing Events of Default.  The waiver of the Existing Events of Default shall relate only to the specific instances involved for the specific time periods stated in connection with the Existing Events of Default and shall not apply to any other Events of Default which may now exist or may hereafter arise under the Note Purchase Agreement.  Nothing contained herein shall constitute a consent to any other action of the same or similar nature that the Company has heretofore or may hereafter take or omit to take under the Note Purchase Agreement.

8.             Payment of Closing Fees.  The Company shall pay, (i) in immediately available funds on the date hereof, a fee to AMP of $115,000 (the “Second Amendment Closing Fee”), and (ii) in immediately available funds upon the issuance of the 2007 Tranche B Note-B, a fee in the amount equal 50 basis points of the principal amount of the 2007 Tranche B Note-B.  In addition, the Company will reimburse the Purchasers for the reasonable and documented fees and expenses of their legal counsel in connection with the transactions contemplated by the First Amendment and the New Documents.

9.             Conditions to Effectiveness of Second Amendment.  This Second Amendment shall be effective upon the first date upon which the following conditions shall have been satisfied to the Purchasers’ reasonable satisfaction:

(i)            Receipt by the Purchasers of this Second Amendment duly executed by the Company and Parent, and receipt by the Purchasers of an Acknowledgement of Continuing Guaranty and Consent by the members of the Company Group other than the Company, substantially in the form of the attached Exhibit C;

(ii)           Receipt by the Purchasers of an executed opinion of Gowlings Lafleur Henderson LLP, dated the date hereof and in form and substance reasonably acceptable to the Purchasers;

(iii)          Receipt of an agreement of the Series A Investors (as that term is defined in the Registration Rights Agreement) that the 2007 Warrants constitute ABRY Warrants for purposes of the Registration Rights Agreement, in form and substance reasonably acceptable to the Purchasers,

(iv)          Receipt by the Purchasers of a certificate of the Secretary or an Assistant Secretary of the Company and Parent certifying (i) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Company and Parent, authorizing the execution, delivery and performance of this Second Amendment and the consummation of the transactions contemplated hereby, and (ii) as to the incumbency and genuineness of the signature of each officer of the Company and Parent executing this Second Amendment or any of the other documents, instruments and agreements executed in connection herewith;

(v)           The Company shall have paid in full the Second Amendment Closing Fee; and

(vi)          Receipt by the Purchasers of such other documents, instruments and agreements as the Purchasers or their special counsel may request in connection herewith.

10.           Miscellaneous.  The Company and the Purchasers agree that (i) this Second Amendment and the 2007 Tranche B Notes and the 2007 Warrants to be issued as provided in Section 1 of this Second Amendment constitute Transaction Agreements, including for purposes of Section 10 of the Note Purchase Agreement, and (ii) the 2007 Tranche B Notes constitute Notes for the purposes of the Note Purchase Agreement and the other Transaction Agreements.  The Purchasers and the Company agree that the Transaction Agreements are hereby deemed amended in all respects as may be necessary in order to give effect to the foregoing sentence.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS SECOND AMENDMENT AND THE ANNEXES, EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF MASSACHUSETTS SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS SECOND AMENDMENT (AND ALL ANNEXES, SCHEDULES AND EXHIBITS HERETO), EVEN THOUGH UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO WITH RESPECT TO THIS SECOND AMENDMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN BOSTON, MASSACHUSETTS.  BY EXECUTING AND DELIVERING THIS SECOND AMENDMENT, THE COMPANY AND EACH HOLDER OF NOTES, WARRANTS AND UNDERLYING COMMON STOCK, ACCEPTS THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS SECOND AMENDMENT.  THE COMPANY AND EACH HOLDER OF NOTES, WARRANTS AND UNDERLYING COMMON STOCK HEREBY WAIVE ANY CLAIM THAT MASSACHUSETTS IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.

The Company and the Purchasers have executed and delivered this Purchase Agreement and Second Amendment to the Note Purchase Agreement as of the date first set forth above.

COMPANY:

NAVTECH SYSTEMS SUPPORT INC.

By:
Name:
Title:

PURCHASERS:

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P.,
Its General Partner

By:	ABRY MEZZANINE HOLDINGS LLC,
Its General Partner

By:
Name:
Title:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC
Its General Partner

By:
Name:
Title:

PARENT:

NAVTECH, INC.

By:
Name:
Title:

Schedule I

Capitalization Table of Parent

Number of Shares
Series A Preferred Stock
Authorized	2,000,000
Issued	1,600,000
Cambridge Information Group II, LLC (as successor to Cambridge Information Group, Inc.) (“CIG”)	1,200,000
Externalis S.A.	400,000
Common Stock
Authorized	20,000,000

Issued	5,734,203
Treasury	(1,353,878)
Outstanding	4,380,325

Options and Warrants
Total	1,179,259
Preferred Stock Warrants	100,000
ABRY Warrants	355,134
Options	724,125

Exhibit A

Form of 2007 Tranche B Note

Exhibit B

Form of 2007 Warrant

Exhibit C

Form of Acknowledgement of Continuing Guaranty and Consent

ACKNOWLEDGEMENT OF CONTINUING GUARANTY AND CONSENT

Navtech, Inc., a Delaware corporation (“Parent”), is a party to a Parent Guaranty dated as of November 22, 2005 (the “Parent Guaranty”) in favor of ABRY Mezzanine Partners, L.P., individually and as agent, and the other undersigned entities are parties (directly or by means of a joinder) to the Subsidiary Guaranty dated as of November 22, 2005 (the “Subsidiary Guaranty” and, together with the Parent Guaranty, the “Guaranties”, and each a “Guaranty”) in favor of ABRY Mezzanine Partners, L.P., individually and as agent .

As of the date hereof, Parent and Navtech Systems Support, Inc., a company incorporated under the laws of Ontario (the “Company”), have entered into a Purchase Agreement and Second Amendment to Note Purchase Agreement (the “Second Amendment”) pursuant to which the Company may issue one or more of the 2007 Tranche B Notes referred to therein (the “2007 Notes”).

Each of the undersigned hereby acknowledges, consents and agrees to the Second Amendment.  Specifically and without limitation, each of the undersigned entities acknowledges and agrees that the 2007 Notes constitute “Notes” under the Note Purchase Agreement, that the Company’s obligations in respect of the 2007 Notes constitute “Guaranteed Obligations” under Guaranty to which such undersigned entity is a party, and that the Guaranty to which such undersigned entity is a party is and remains in full force and effect as of the date hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Acknowledgement of Continuing Guaranty and Consent as of this       day of           , 2007.

NAVTECH, INC.

By:
Name:
Title:

NAVTECH (UK) LIMITED

By:
Name:
Title:

NAVTECH, LLC

By:
Name:
Title:

EUROPEAN AERONAUTICAL GROUP UK LIMITED

By:
Name:
Title:

EUROPEAN AERONAUTICAL GROUP SWEDEN A.B.

By:
Name:
Title:

NAVTECH A.B.

By:
Name:
Title: